Exhibit 99.1

On July 21, 2022, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.1 billion today announced operating results for the quarter ended June 30, 2022, unaudited.

Quarterly Results

For the quarter ended June 30, 2022, the Corporation reported net income of $2,170,000, or $0.66 basic earnings per share, a decrease of $485,000 (18.3%) compared to the second quarter of 2021 net income of $2,655,000, or $0.81 basic earnings per share. The decrease in operating results for the second quarter of 2022 as compared to the same period in 2021 was primarily attributable to a decrease in non-interest income of $1,551,000 (41.1%) offset by an increase in net interest income of $246,000 (2.9%), a decrease in non-interest expenses of $510,000 (5.6%), and a decrease in the provision for income taxes of $310,000 (64.1%).

Net interest income for the second quarter of 2022 was $8,682,000, compared to $8,435,000 for the second quarter of 2021, an increase of $247,000. Interest on the investment portfolio and other interest increased $677,000 and interest expense decreased $242,000. Loan interest income decreased $672,000, due primarily to a reduction in Paycheck Protection Program (PPP) loan fees of $771,000.

Non-interest income for the second quarter of 2022 was $2,226,000, compared to $3,777,000 for the second quarter of 2021, a decrease of $1,551,000. The decrease was primarily attributable to a decrease in gain on sales of loans of $2,777,000 (96.3%), offset by an increase in other non-interest income of $1,259,000 (141.1%). The significant decrease in gain on sale of loans was attributable to a decrease in loan activity by the residential mortgage operations, along with a decrease in the net gain on sale, expressed as a percentage of loan balances sold. During the quarter ended June 30, 2022, there were 191 loans sold totaling $51.8 million, compared to 310 loans sold totaling $78.9 million during the same period of 2021. The net gain(loss) on sale was (0.08%) for the second quarter of 2022 compared to 3.50% for the same period of 2021. The increase in other non-interest income was primarily related to an increase in income from the Corporation’s loan hedging program of $1,106,000.

For the quarter ended June 30, 2022, non-interest expenses were $8,564,000, compared to $9,073,000 for the comparable quarter of 2021, a $509,000 (5.6%) decrease.  The significant quarter-over-quarter decreases include salaries and benefits of $404,000 (8.0%), a result of lower mortgage loan commissions, advertising and promotional expense of $181,000 (31.0%), and loan origination expenses of $109,000 (27.9%), offset by increases in equipment service expense of $70,000 (28.2%), miscellaneous expense of $49,000, and asset management expense of $48,000.

Year to date results

Net income for the six months ended June 30, 2022 totaled $4,690,000, or $1.43 basic earnings per share, compared to $6,772,000, or $2.07 basic earnings per share for the same period in 2021, a decrease of $2,083,000 (30.7%). The decrease in operating results for the six month period ended June 30, 2022 as compared to the six month period ended June 30, 2021 was primarily attributable to a decrease in net interest income of $207,000 (1.2%) and a decrease in non-interest income of $4,211,000 (44.2%), offset by a decrease in non-interest expenses of $1,216,000 (6.7%), a decrease in the provision for loan losses of $300,000, and a decrease in the provision for income taxes of $819,000 (30.7%).

Net interest income totaled $16,884,000 for the six months ended June 30, 2022, compared to $17,090,000 for the same period in 2021, a decrease of $206,000. Interest on the investment portfolio and other interest income increased $1,224,000 and interest expense decreased $514,000. Loan interest income decreased $1,944,000, due primarily to a reduction in PPP loan fees of $1,483,000.

Non-interest income for the six months ended June 30, 2022 totaled $5,307,000, compared to $9,518,000 for the same period in 2021, a decrease of $4,211,000. The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans of $6,775,000 (90.8%), offset by an increase in other non-interest income of $2,638,000 (128.0%). The decrease in gain on sale of loans was attributable to a decrease in loan activity and in the net gain on sale earned. For the six months ended June 30, 2022, there were 383 loans sold totaling $107.1 million at a net gain on sale of 0.41% compared to the same period of 2021 when there were 770 loans sold totaling $196.5 million at a net gain on sale of 3.50%. The increase in other non-interest income was due to an increase in income from the Corporation’s loan hedging program of $2,354,000.

Non-interest expenses were $16,963,000 for the six months ended June 30, 2022, compared to $18,179,000 for the same period in 2021, a decrease of $1,216,000. The decrease in non-interest expenses was primarily attributable to decreases in salaries and benefits of $876,000 (8.5%), a result of lower mortgage loan commissions, advertising and promotional expense of $175,000 (16.1%), loan origination expenses of $373,000 (43.9%), offset by increases in equipment service expense of $73,000 (13.6%), ATM processing expense of $49,000 (12.0%), and asset management expense of $43,000.

Balance Sheet Fluctuations

Total assets amounted to $1.11 billion at June 30, 2022 compared to $1.08 billion at December 31, 2021, an increase of $34.1 million (3.2%). The increase in total assets was primarily the result of increases of $28.7 million (38.2%) in cash and cash equivalents, and $16.0 million (2.7%) in net loans, offset by a $21.0 million (6.8%) decrease in securities available for sale. Deposits totaled $998.2 million at June 30, 2022, compared to $930.4 million at December 31, 2021, an increase of $67.8 million (7.3%).

Shareholders’ equity decreased $32.0 million (26.9%) from $119.1 million at December 31, 2021 to $87.1 million at June 30, 2022. This was the result of an increase in unrealized losses on available for sale securities, net of tax of $35.4 million and dividends paid of $1,377,000 offset by net income of $4,690,000. The increase in unrealized losses on available for sale securities from December 31, 2021 to June 30, 2022 was attributable to increasing long-term treasury yields.  Net unrealized gains and losses on available for sale securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

About United Bancshares, Inc.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2021 Form 10-K.